Exhibit 10.9
ACKNOWLEDGEMENT AND TERMINATION AGREEMENT
     This Acknowledgement and Termination Agreement (this “Agreement”), dated December 15, 2006 (the “Effective Date”), is made by Stephen D. Stanfield (the “Executive”):
RECITALS
     WHEREAS, the Executive is party to that certain Change in Control Agreement by and between Infinity Energy Resources, Inc. (“Infinity”), Consolidated Oil Well Services, Inc. (“Consolidated”), and the Executive, dated as of June 9, 2006 (the “Change in Control Agreement”);
     WHEREAS, Infinity subsequently entered into a Purchase Agreement with Q Consolidated Oil Well Services, LLC (“Q Consolidated LLC”), dated December 1, 2006 (the “Purchase Agreement”), pursuant to which Consolidated was merged with Consolidated Oil Well Services, LLC (“Consolidated LLC”) and Infinity sold all of the outstanding membership interests in Consolidated LLC to Q Consolidated LLC (the “Purchase”);
     WHEREAS, the Purchase constitutes a “Consolidated Change in Control” for purposes of the Change in Control Agreement;
     WHEREAS, pursuant to Section 6 of the Change in Control Agreement, Infinity is obligated to pay the Executive a lump sum in cash equal to $125,000 upon the occurrence of a Consolidated Change in Control (the “Change in Control Amount”);
     WHEREAS, Infinity has made payment of the Change in Control Amount to the Executive as of the Effective Date;
     WHEREAS, pursuant to Section 8 of the Change in Control Agreement, Consolidated is obligated to pay the Executive a lump sum in cash equal to one times Executive’s Annual Compensation (as defined in the Change in Control Agreement) upon the earliest of (a) Executive’s 90th day of employment after the Consolidated Change in Control, (b) the date Executive’s employment is terminated by Consolidated, or (c) the date Executive terminates his employment for the reason described in Section 2(i)(i) of the Change in Control Agreement (the “Additional Amount”); and
     WHEREAS, the Executive and Consolidated LLC wish to waive payment of the Additional Amount and terminate the Change in Control Agreement in exchange for 140,000 Series A Units of Consolidated LLC plus an amount in cash equal to $50,000 (the “Substituted Amount”).
     NOW, THEREFORE, Executive hereby agrees as follows:
COVENANTS
     1. Acknowledgement. The Executive acknowledges and agrees that he has received payment in full of the Change in Control Amount from Infinity and that the Executive has no right to receive any further benefits from Infinity under the Change in Control Agreement or under any other severance or change in control agreement. Further, as of the Effective Time, Executive knowingly and voluntarily releases Infinity, its stockholders, directors, officers, employees and agents, and each of their successors and assigns, from any and all claims, suits, demands, actions and causes of action of any kind or nature whatsoever, whether the underlying facts are known or unknown, which Executive has or claims, or might have or claim, pertaining to or arising out of the Change in Control Agreement.
     2. Waiver; Termination of Change in Control Agreement.
     (a) Executive hereby waives payment of all or any portion of the Additional Amount in exchange for the Substituted Amount, which will be paid by Consolidated LLC to the Executive within thirty (30) days of the Effective Date, and acknowledges that, as of the Effective Date, Consolidated LLC has no payment obligations under the Change in Control Agreement. Further, as of the Effective Time, Executive knowingly and voluntarily releases Q Consolidated LLC and Consolidated LLC, and each of their respective stockholders, directors, officers, employees and agents, and each of their respective successors and assigns, from any and all claims, suits, demands, actions and causes of action of any kind or nature whatsoever, whether the underlying facts are known or unknown, which Executive has or claims, or might have or claim, pertaining to or arising out of the Change in Control Agreement.
     (b) Executive further agrees with Infinity, Q Consolidated LLC, and Consolidated LLC, as successor in interest to Consolidated, that (a) any and all remaining rights and obligations of the parties under the Change in Control Agreement shall terminate in their entirety as of the Effective Date and (b) the Change in Control Agreement shall terminate and be null and void as of such date.
     3. No Current Liability. Infinity and Q Consolidated LLC hereby agree that the Substituted Amount shall not be included as a current liability for purposes of the Closing Date Adjusted Working Capital Statement under the Purchase Agreement by reason of this Agreement.
     4. No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by Executive in connection with this Agreement, shall be effective only if in writing and signed by Executive, Infinity, and Consolidated LLC, as successor in interest to Consolidated.
     5. Entire Agreement. Except as otherwise contemplated herein, this Agreement represents the entire agreement and understanding between the Executive, Infinity, and Consolidated LLC, as successor in interest to Consolidated, concerning the subject matter of this Agreement and supersedes any and all prior agreements and understandings between the parties concerning the subject matter of this Agreement.
     6. Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard for choice of law provisions.
     7. Voluntary Execution. This Agreement is executed voluntarily and without any duress or undue influence by any party. Executive represents that:
     (a) Executive has read this Agreement;
     (b) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or that Executive has voluntarily declined to seek such counsel;
     (c) Executive understands the terms and consequences of this Agreement; and
     (d) Executive is fully aware of the legal and binding effect of this Agreement.
[Signature Pages Follow]

     IN WITNESS WHEREOF, Executive has executed this Agreement as of the day and year written first written above.
EXECUTIVE
Stephen D. Stanfield
Stephen D. Stanfield
AGREED:
INFINITY ENERGY RESOURCES, INC. (except with respect to Section 2(a))

By:	/s/ Timothy A. Ficker
Name:	Timothy A. Ficker
Its:	Vice President, Chief Financial Officer

[Signature Page to Stephen D. Stanfield Acknowledgement]

CONSOLIDATED OIL WELL SERVICES, LLC,
as successor in interest to CONSOLIDATED OIL WELL SERVICES, INC.

By:	Q CONSOLIDATED OIL WELL SERVICES, LLC,
its Sole Member

By:	/s/ Jeffrey M. Cameron
Name:	Jeffrey M. Cameron
Its:	Vice President

[Signature Page to Stephen D. Stanfield Agreement]

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